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                                                                  EXHIBIT 10.20

From:        TAb Wales Limited

To:          Professor John Landon


Dear Professor Landon

     This letter sets out particulars of your employment with TAb Wales Limited (the "Company") which are issued in accordance with Section 1 of the Employment Protection (Consolidation) Act of 1978 as amended.

  1. Commencement of Employment

     Your employment commenced on 1 October 1995 and prior to that you were employed the Group Companies, on a part-time basis, from June 1989.

  2. Remuneration

     Your remuneration is L.82,000 per annum, payable monthly in arrears by direct transfer to your bank, not later than the last day of the month. Your salary will be reviewed in or about January of each year based on performance as judged in part by your supervisor.

  3. Job Title

     4. You will be employed as a Director with particular responsibility for research and development of the TAb Inc Group (as defined below) either at the research facility of TAb London Ltd in London or at TAb Wales Ltd in Wales and in such capacity you shall give to the Company and to the TAb Inc Group the full benefit of your knowledge, expertise, technical skill and ingenuity at all times. The Company reserves the right to employ you in any reasonable capacity within your place of employment and you shall undertake such duties in relation to the business of the Company as the management of the Company shall from time to time reasonably assign to or vest in you (being duties reasonably appropriate to your seniority and expertise). The Company may require you to undertake additional or other duties at any time to meet the needs of the Company's business.

          5. You may not without the prior written consent of the Company (which will not be unreasonably withheld) engage, whether directly or indirectly, in any business or employment which is similar


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     or in any way connected to or competitive with the business of the Company in which you work or which could or might reasonably be considered by others to impair your ability to act at all times in the best interest of the Company.

          6. You represent to the Company that you have the requisite skill, knowledge and experience of the work for which you have been employed to carry out to enable you to perform your duties under your employment with the Company and you represent that by virtue of entering into employment with the Company you will not be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon you.

  7. Reporting and location

     You will report to the President of Therapeutic Antibodies Inc, the Company's parent company. Your usual place of work is at the Company's facility in Wales but you may also be required to work at any other locations of the Company or any other member of the TAb Inc Group (namely Therapeutic Antibodies Inc and any Subsidiary Company (within the meaning of Section 736 of the Companies Act 1985) of Therapeutic Antibodies Inc) anywhere in the World for temporary periods up to three month(s).

  8. Hours of Work

     Your normal working week will consist of thirty-seven and a half hours and is from Monday to Friday inclusive. Your hours of work shall be established by your supervisor. You will be expected to devote additional time on occasions when it is necessary to meet the demands of the business of the Company; however, you may take time off to compensate for extra hours worked the scheduling of which shall be subject to your supervisor's approval. Up to an hour can be taken during the day for breaks.

  9. Holidays

          10. Your holiday entitlement is 22 working days per year plus the normal public holidays.

          11. The holiday year runs from 1 January to 31 December.



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          12. Subject to the need to ensure the efficient operation of the
          Company, holidays may normally be taken at any time with prior approval from your appropriate Manager.

          13. No more than ten working days holidays may be taken at any one time unless permission is given to you by your appropriate Manager.

          14. Staff joining the Company during the year will be entitled to holidays on a pro rata basis for complete months that will be worked during that holiday year.

          15. When holiday entitlement is not taken during the relevant year, the balance may be taken the following year, up to 30 March, but not joined to that year's holiday entitlement to provide an extended holiday.

          16. When staff leave the Company, holiday entitlement will be on a pro rata basis for complete months worked during the prevailing holiday year.

          17. If actual holiday exceed entitlement at the time of leaving, a deduction amounting to the unqualified holiday pay will be made from the final salary.

 18. Sickness or Injury.

          19. When you are absent from work due to sickness/injury, you or someone on your behalf should ring the office as soon as possible, to inform the Company of the reason for absence and in any event no later than the end of the working day on which absence first occurs. You will be advised of the administrative procedures necessary to ensure your eligibility for Sick Pay.

          20. In respect of absence lasting 7 or fewer calendar days, you need not produce a medical certificate unless you are specifically requested to do so. You must, however, complete the Company's self-certification form immediately you return to work after such absence.

          21. In respect of absence lasting more than 7 calendar days, you must on the 8th calendar day of absence provide a medical certificate stating the reason for absence and thereafter provide a



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          like certificate each week to cover any subsequent period of absence.

          22. The Company reserves the right to ask you at any stage of absence to produce a medical certificate and/or to undergo a medical examination.

          23. You will be paid your normal basic remuneration less the amount of any Statutory Sick Pay or social security sickness benefit to which you may be entitled for 14 working days in total in any one sick pay year which runs from 1 January to 31 December. Any payment of salary in respect of absence in excess of 14 days is at the discretion of the Company.

          24. Entitlement to payment is subject to notification of absence and production of self-certification forms or medical certificates as referred to above.

          25. The Company operates the Statutory Sick Pay scheme and you are required to cooperate in the maintenance of necessary records. For the purposes of calculating your entitlement to Statutory Sick Pay "qualifying days" are those days on which you are normally required to work. Payments made to you by the Company under its sick pay provisions in satisfaction of any other contractual entitlement will go towards discharging the Company liability to make payment to you under the Statutory Sick Pay scheme.

          26. The Company will be entitled to terminate your employment by written notice to you if you are unable or prevented through illness, injury or other incapacity from carrying out the duties of your employment with the Company for any period or periods exceeding sixteen weeks (consecutive or in aggregate) in any consecutive period of 12 months.

 27. Pension Arrangements

     The Company does not operate its own Staff Pension Scheme. It administers personal pension plans for employees but does not make any contribution to them. A contracting out certificate under the Social Security Pensions Act 1975 is not in force in respect of this employment.



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 28. Grievance Procedure

     If you have a grievance relating to your employment, you should discuss this with your immediate Manager. If you remain dissatisfied, you may take up your grievance with your Manager's superior, whose decision will be final.

 29. Disciplinary Procedures

          30. Whilst it is the policy of the Company to keep its rules to a minimum, it is necessary to have a disciplinary procedure available should satisfactory standards of performance not be reached or should cases of misconduct occur. The disciplinary procedure adopted by the Company has been designed to:

          31. Take disciplinary action in as uniform and consistent a manner as possible.

          32. Take disciplinary action with a view to improving the performance/behaviour, rather than just punishing the person.

          33. Take all relevant circumstances into consideration and act in a fair and unbiased manner.

 34. The Procedure is:

          35.  In the case of minor                   Verbal warning by
               breaches of discipline or              immediate Manager
               failure to reach standards

          36.  If verbal warning has not              A written warning by the
               brought improvement or a               immediate Manager
               separate complaint of a
               similar nature is made

                         OR
          37.  In the case of more serious            The member of staff
               matters where no previous              renders himself/herself
               verbal warning has been                liable to dismissal by
               given                                  the Managing
                                                      Director]/Company]
                                                      without notice.


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          38.  If the same complaints or              The member of staff
               complaints of a similar                renders himself/herself
               nature continue after a                liable to dismissal by
               written warning, or a                  the [Managing
               separate complaint of a                Director]/Company]
               similar nature is made.                without notice.

                          OR
          39.  If gross misconduct occurs             The member of staff
               where no warning has                   renders himself/herself
               been given.                            liable to dismissal by
                                                      the [Managing
                                                      Director]/Company]
                                                      without notice.


40. For the purposes of this Agreement the following will be treated as gross misconduct, although the list is not exhaustive: (i) falsification of records
(ii) drunkenness on duty (iii) refusal to obey reasonable instructions (iv) theft or other criminal offence (v) a serious or persistent breach of the provisions herein contained or (vi wilful neglect in the discharge of your duties.

41. Staff have the right to appeal in the same manner as outlined under the Grievance Procedure.

42. All cases of disciplinary action under these procedures will be recorded and placed in the Company's records.

43. Notwithstanding anything herein contained, your employment shall be subject to termination by the Company by summary notice of dismissal if you:

          44. become bankrupt or make any composition or deed of arrangement with your creditors, or

          45. are convicted of any offence, other than any offence which in the opinion of the Board of Directors does not materially affect the business or goodwill of the Company and the performance of your duties hereunder, or

          46. persistently or wilfully neglect or become incapable of efficiently performing your duties hereunder, or

          47. become of unsound mind, or




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          48. refuse to carry out the instructions of your manager provided that the instructions which you refuse to carry out are lawful and are such as you may reasonably and properly be expected to perform, or

          49. commit any serious breach or repeat or continue (after warning) any material breach of your obligations hereunder or be guilty of conduct which in the reasonable opinion of the Board of Directors tends to bring you or the Company into disrepute, or

          50. cease to be a Director of the Company.

     And the Company shall not be liable in damages/compensation or otherwise to you by reason of any such termination for the reasons specified in this paragraph.

          PROVIDED ALWAYS that if any such act of misconduct or breach or non-observance is capable of being remedied you shall first be offered in writing a reasonable opportunity to remedy the same prior to termination as aforesaid and if and when so remedied your employment hereunder shall continue without interruption.

          With the exception of cases entitling the Company to dismiss you summarily, as stated above, the Company will implement the Disciplinary Procedures when you contravene any of the Company's rules, any of the provisions of these Terms and Conditions, you are guilty of misconduct or you fall short of the performance required of you.

          The Company also reserves the right to suspend an employee without pay while cases of misconduct are being investigated.

 51. Confidentiality

          52. You acknowledge that certain information not generally known, and proprietary to the Company, about the Company or the Company's products, processes, machines and services, including but not limited to, information relating to research, development, manufacturing, engineering and marketing (together "Confidential Information" which shall include reference to any such Confidential Information the property of any other member of TAb Inc Group as if reference to the Company referred to such member of the TAb Inc Group) may be made available to you during your term of employment with the Company. You will treat as trade secrets all Confidential Information acquired by you during the course of your


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          employment with the Company, and will not use any such trade secrets for your own benefit nor disclose them to any other third party during the period of your employment with the Company or thereafter, except as authorised in writing by the Company or as required by law or by any court of competent jurisdiction.

          53. You must not remove any documents, or tangible items which belong to the Company or which obtain any confidential information from the Company's premises at any time without proper advance authorisation.

          54. You must return to the Company upon request and, in any event, upon termination of your employment, all documents and tangible items which belong to the Company or which contain or refer to any confidential information and which are in your possession or under your control.

          55. You must, if requested by the Company, delete all confidential information from any re-usable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in your possession or under your control.

 56. Inventions

          57. It shall be part of your normal duties at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company might be improved and promptly to give your immediate manager full details of any invention or improvement which you may from time to time make or discover in the course of your duties, and to further the interests of the Company's undertaking with regard thereto.

          58. Any invention developed by you, individually or jointly:

                    59. during the period of your employment with the Company or

                    60. which is based (in whole or in part) on Confidential
               Information.

               shall be promptly and fully disclosed to the Company and, whether or not so disclosed, shall (subject to any contrary provisions



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          of the Patents Act of 1977 or any other statutes where applicable)
          become the property of the Company.

          61. The rights of the Company stated above shall apply only to inventions that

                    62. relate (a) to the business of the Company or (b) to the
               Company's actual or demonstrably anticipated research or development or

                    63. result from any work performed by you for the company,
               or

                    64. are developed by using any equipment, supplies,
               facilities, personnel or Confidential Information (in whole or in part).

          65. In addition, you will upon request assign all intellectual property rights of whatever nature and however arising in any such invention to the Company (without charge to the Company but at the Company's expense).

          66. Except with the prior written approval of the Company, you will refrain (during the term of your employment with the Company and thereafter) from submitting for publication or publishing any information with respect to any invention.

          67. Subject as aforesaid, you shall forthwith on request from time to time both during your employment hereunder and thereafter at the request and cost of the Company apply for and execute and do all such documents, acts and things as may in the opinion of the management of the Company be necessary or conducive to obtain letters patent or other protection for any such invention or improvement in any part of the world, and to vest such letters patent or other protection in the Company or its nominees.

          68. You hereby irrevocably authorise the Company for the purposes aforesaid to make use of your name and to sign and execute any documents or to do anything on your behalf (or where permissible to obtain the patent or other protection in its own name or in that of its nominees). You shall not knowingly do anything to imperil the validity of any such patent or protection or any application therefor, but on the contrary shall at the cost and request of the Company render all reasonable assistance to the Company


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          both in obtaining and in maintaining such patents or other protection.
          You shall not either during the continuance of your employment hereunder or thereafter at any time exploit or assist others to exploit any such invention or improvement or give any information in respect thereof except to the Company or as it may direct.

          69. You hereby waive all "Moral Rights" as defined in the Copyright, Designs & Patents Act 1988 in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any property which is the property of the Company by virtue of this paragraph 12.

          70. Rights and obligations under this paragraph shall continue in force after termination of your employment in respect of any inventions or intellectual property made during your employment and shall be binding upon your personal representatives.

          71. If the Company applies for a patent on an invention made by you as described in the preceding paragraph, you will be eligible for a (pound)500 incentive bonus, the granting of which will be at management's discretion.

 72. Non-Solicitation and Non-Competition

          73. You hereby covenant with the Company that you will not (without the prior consent of the Company in writing under the hand of a Director) within one year after the termination (howsoever caused or arising) of your Employment in connection with the carrying on of any business similar to the business of the Company as carried on during the period of twelve months prior to the date on which such termination of your employment took effect on your own behalf or on behalf of any person, firm or company and whether directly or indirectly:

                    74. seek to procure orders from or to do business with any person, firm or company who has at any time during the twelve months immediately preceding such termination done business with the Company and with whom in the course of your employment you shall have had dealings; or

                    75. offer employment to or procure employment for any person who has at any time during the twelve months immediately preceding such termination been employed by



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               the Company or any Member of the TAb Inc Group (whether or not such person would commit any breach of his contract of employment with the Company or such Member of the TAb Inc Group by reason of his leaving service)

                    Provided always that nothing contained in this paragraph
                    13.1 shall prohibit the seeking or procuring of orders or the doing of business not relating or similar to the business or businesses aforesaid or any of them

          76. You hereby further covenant with the Company in identical terms to paragraph 13.1 hereof save that the reference to a client or customer shall refer only to a person who is or was during the period specified therein a client or customer of any other Member of the TAb Inc Group and with whom in the course of your employment you shall have had dealings.


          77. You hereby covenant with the Company that you will not in the Restricted Area within one year after termination of your employment (save where such termination shall be by the Company in breach of contract or in circumstances constituting constructive dismissal in breach of contract by the Company of you) without such consent as is specified in paragraph 13.1 hereof either alone or jointly with or as manager or agent consultant or employee for any person firm or company and whether directly or indirectly carry on or be engaged in any business similar to the business or businesses carried on by the Company (or (as a separate and independent covenant) any other Member of the TAb Inc Group to whom you have provided services hereunder at any time within the period of twelve months prior to such date of termination) at the date of termination of the employment.

          78. The "Restricted Area" means the area described within a radius of 25 miles from the location of the Company's facility described in paragraph 4.

          79. The restrictions contained in subparagraphs 13.1 to 13.4 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the period or an area of application reduced such restriction shall apply with such modifications as may be necessary to make it valid and effective.



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 80. Future Employer

     The Company may notify any future or prospective future employer of yours as to the provisions of these terms and conditions and as to the Company's intention to enforce its rights hereunder.

 81. Termination of Employment

     Your employment is terminable by not less than twelve months prior written notice given by the Company to you or given by you to the Company.

     The Company reserves the right to make payments of salary in lieu of notice.

 82. Sole Agreement

     This Agreement supersedes all prior agreements between the Company and you with respect to the matters addressed herein and can only be modified by a written amendment.

 83. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of England and Wales.


Please acknowledge receipt of this statement by signing the acknowledgement on the duplicate of this letter and returning it to me.

Yours sincerely,

/s/ T. Chard

Director - for and on behalf of the Company

I, John Landon, acknowledge that I have received a statement of the particulars of my employment as required by the Employment Protection (Consolidation) Act 1978 Section 1 and confirm my agreement that these constitute my contract of employment with TAb Wales Limited.

Dated:            5th July 1996

Signed:           /s/ J. Landon
       --------------------------------------
                           John Landon



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